Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

In accordance with Section 26 of the Rights Agreement between Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) (the “Rights Agent”), and Aware, Inc. (“Aware”) dated October 2, 2001 and amended on September 6, 2007 (as so amended, the “Rights Agreement”), the Rights Agent and Aware desire to amend the Rights Agreement as set forth below.  This Amendment No. 2 to Rights Agreement (this “Amendment”) shall be effective as of June 1, 2010 and all defined terms and definitions in the Rights Agreement shall be the same in this Amendment except as specifically revised by this Amendment.

1.             Section 1 of the Rights Agreement is hereby amended to delete the first sentence of the definition of “Acquiring Person” in its entirety and to replace it with the following:

“Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of Common Shares then outstanding that equals or exceeds such Person’s Ownership Threshold, but shall not include (A) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, (B) any such Person who or which has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not cause such Beneficial Ownership to exceed such Person’s Ownership Threshold, (C) any such Person for so long as such Person qualifies under Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto) to report its Beneficial Ownership of Common Shares on Schedule 13G (or any successor schedule thereto) and otherwise satisfies the criteria of Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto), or (D) John S. Stafford Jr., Susan Yang Stafford, John S. Stafford III, James M. Stafford and their Affiliates and Associates.

2.             Section 5 of the Rights Agreement is hereby amended to delete the term “manually countersigned” from the second sentence thereof and to insert in its place the term “countersigned, either manually or by facsimile signature,”.

3.             Section 22 of the Rights Agreement is hereby amended as follows:

(a)           delete the first sentence thereof in its entirety and replace it with the following,

“The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Rights Agreement upon 30 days’ notice in writing mailed to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares and the Preferred Shares by registered or certified mail.”

(b)           insert the term “, including its Affiliates” in the fifth sentence thereof after “surplus” and prior to “of”.

(c)           insert the following new sentence immediately after the first sentence:

“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.”

4.           Section 25 of the Rights Agreement is hereby amended by deleting the Rights Agent notice information in its entirety and replacing it with the following:

“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA  02021
Attention: Client Services”

5.           The Rights Agreement is hereby amended by inserting a new Section 33, as follows:

“SECTION 33.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

  Except as amended hereby, the Rights Agreement and all schedules or exhibits thereto shall remain in full force and effect.  This Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its conflicts of law principles.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed in their names and on their behalf by and through their duly authorized officers.

Aware, Inc.

/s/ Edmund C. Reiter
By: Edmund C. Reiter
Its: President and Chief Executive Officer

Computershare Trust Company N.A.

/s/ Tyler Haynes
By: Tyler Haynes
Its: Manager, Client Services